EXHIBIT 99.1

[inTEST News Release Letterhead]

FOR IMMEDIATE RELEASE

inTEST REPORTS 2011 FOURTH QUARTER AND YEAR-END RESULTS
Company Reports 2011 Net Earnings of $9.9 Million
Strong 2011 Revenue of $47.3 Million and Diluted EPS of $0.96 Driven by inTEST's Leading Edge Solutions

MOUNT LAUREL, NJ, March 7, 2012 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced results for the fourth quarter and year ended December 31, 2011.

2011 Fourth Quarter

  Fourth quarter bookings were $8.1 million, as compared with third quarter 2011 bookings of $10.5 million and fourth quarter 2010 bookings of $11.7 million; 38% of fourth quarter 2011 bookings derived from non-semiconductor test.
  Fourth quarter net revenues were $10.1 million, as compared with third quarter 2011 net revenues of $11.7 million, and fourth quarter 2010 net revenues of $10.1 million; 40% of fourth quarter 2011 net revenues derived from non-semiconductor test.
  Fourth quarter gross margin was $4.9 million, or 48%, as compared with third quarter 2011 gross margin of $6.1 million, or 53%, and fourth quarter 2010 gross margin of $4.8 million, or 47%.
  Fourth quarter net earnings were $769,000, or $0.08 per diluted share. This compares with third quarter 2011 net earnings of $5.2 million, or $0.50 per diluted share, and fourth quarter 2010 net earnings of $1.3 million, or $0.13 per diluted share. Third quarter 2011 net earnings reflect the effect of a reversal of $2.9 million of valuation allowance against our deferred tax assets. The impact of the reversal of the valuation allowance was an increase in our diluted net earnings per share of $0.28. Absent the reversal of the deferred tax valuation allowance, third quarter 2011 net earnings would have been $0.22 per diluted share.

2011 Year-End

  2011 net revenues were $47.3 million as compared with 2010 net revenues of $46.2 million.
  2011 gross margin was $22.9 million, or 48%, as compared with 2010 gross margin of $22.1 million, or 48%.
  2011 net earnings were $9.9 million, or $0.96 per diluted share, compared with 2010 net income of $7.3 million, or $0.72 per diluted share. 2011 net earnings reflect the effect of a reversal of $3.1 million of valuation allowance against our deferred tax assets. The impact of the reversal of the valuation allowance was an increase in our diluted earnings per share of $0.30. Absent the reversal of the deferred tax valuation allowance, 2011 net earnings would have been $0.66 per diluted share.

Recent Business Developments (First Quarter 2012)

  Temptronic Corporation, a member of inTEST Corporation's Thermal Solutions Group, closed on the acquisition of Thermonics, Inc., a division of Test Enterprises, Inc., on January 16, 2012, pursuant to the agreement entered into on December 9, 2011. The purchase price for the assets was approximately $3.8 million in cash, which included net working capital of approximately $1.1 million. The addition of Thermonics further enhances inTEST's presence in the ATE industry while, at the same time, providing additional leverage into growth industries outside of the semiconductor industry. As inTEST Corporation evolves from its origins as an ATE company with a primary focus on semiconductors to a broad-based industrial test company, non-semiconductor related products will play an even greater role in the Company's growth strategy and success.

Robert E. Matthiessen, president and chief executive officer, commented, "2011 was a banner year for inTEST Corporation. Over the last few years we have been transforming inTEST through the strategic diversification of our Thermal Products segment, and we now address growth markets in both the semiconductor and non-semiconductor areas, including aerospace, defense, automotive, telecommunications and medical pharmaceutical. Our results for 2011 were fueled by both our traditional semiconductor markets and those new markets addressed by inTEST Thermal Solutions."

Mr. Matthiessen added, "During the year we further strengthened our operations and increased operational efficiencies, while maintaining our fiscal discipline and cost controls; and in 2011 we delivered a very strong operating performance, culminating in our second consecutive year of profitability and net earnings of $9.9 million or $0.96 per diluted share, a testament to the strength of our diversification strategy and the incredible hard work of our entire team."

First Quarter 2012 Financial Outlook:
The Company expects that net revenue for the first quarter ended March 31, 2012 will be in the range of $9.5 to $10.5 million and that net loss will be in the range of $(0.03) to $(0.07) per diluted share. Guidance for the first quarter reflects the turbulent macro-economic environment and resulting softness in semiconductor-related bookings that inTEST experienced in the third and fourth quarters of 2011, as well as costs related with the closing of the Thermonics acquisition. The Company's outlook is based on its current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Mr. Matthiessen concluded, "The conservatism that we experienced with our semiconductor customers in the second half of 2011 has improved substantially in the past few weeks, and our bookings are recovering. We believe that we are through the trough in the semiconductor business of the past few quarters and anticipate that this trend will continue. In fact, at this point in time, quarter-to-date bookings for 2012 reflect an increase of $1.4 million or 18% over the level we achieved in all of the fourth quarter of 2011. Quarter-to-date bookings for 2012 include $515,000 of bookings for our Thermonics acquisition, which closed on January 16, 2012. Adjusted to eliminate the impact of the acquisition of Thermonics, the increase in quarter-to-date bookings for 2012 is $933,000 or 12%.

"Looking forward, the recovery of our semiconductor customers, driven by the increasing demand for mobility products, along with the continued expansion of our non-semiconductor businesses, give us confidence in the long-term growth prospects for inTEST Corporation. We enter 2012 with a diversified product portfolio, serving growth markets, and we are well positioned to meet the needs of our customers who continue to strategically increase their overall test capacity as they seek to meet end market demand for a broad range of products."

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EST to discuss the Company's fourth quarter and year-end 2011 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5:00 pm EST on March 7, 2012 is (480) 629-9712. The Passcode for the conference call is 4514196. Please reference inTEST 2011 Q4 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2011 Q4 & YE Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye,l Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

-Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Year Ended
	12/31/2011	12/31/2010	9/30/2011	12/31/2011	12/31/2010
Net revenues	$10,081	$10,110	$11,681	$47,266	$46,204
Gross margin	4,869	4,788	6,133	22,893	22,145
Operating expenses:
Selling expense	1,275	1,290	1,461	5,708	5,717
Engineering and product development expense	796	789	809	3,240	3,044
General and administrative expense	1,619	1,345	1,448	6,367	6,034
Operating income	1,179	1,364	2,415	7,578	7,350
Other income	10	61	5	81	50
Earnings before income tax expense (benefit)	1,189	1,425	2,420	7,659	7,400
Income tax expense (benefit)	420	131	(2,762)	(2,204)	148
Net earnings	769	1,294	5,182	9,863	7,252

Net earnings per share - basic	$0.08	$0.13	$0.51	$0.97	$0.72
Weighted average shares outstanding - basic	10,192	10,042	10,183	10,148	10,019

Net earnings per share - diluted	$0.08	$0.13	$0.50	$0.96	$0.72
Weighted average shares outstanding - diluted	10,281	10,184	10,297	10,286	10,142

Condensed Consolidated Balance Sheets Data:
	As of:
	12/31/2011	9/30/2011	12/31/2010
Cash and cash equivalents	$13,957	$12,064	$ 6,895
Trade accounts receivable, net	6,189	6,816	6,244
Inventories	3,896	4,674	3,489
Total current assets	24,797	24,404	17,058
Net property and equipment	1,134	1,098	718
Total assets	31,237	31,227	21,408
Accounts payable	1,031	1,733	1,672
Accrued expenses	3,960	3,876	3,445
Total current liabilities	5,038	5,786	5,265
Noncurrent liabilities	-	-	39
Total stockholders' equity	26,199	25,441	16,104

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